Exhibit 99.1


                              BONDHOLDER TERM SHEET

o $100 million New Senior Notes; 10% interest payable semi-annually; due August, 2011.

o New Senior Notes shall be contractually senior in payment and priority to the Plan Trust Note and the New Convertible Security and shall have senior secured status in all of the assets of the Reorganized Debtors, subordinate only to an exit or other working capital financing facility similar in terms to the current Wachovia facility. The treatment of purchase money financing, capital leases, and other lease and secured financing transactions shall be governed by the New Senior Notes indenture, which shall contain market covenants and be mutually satisfactory to the Debtors and Bondholders' Committee.

o In the absence of a default under the New Senior Notes indenture, payments due under the Plan Trust Note and New Convertible Security shall be made in the ordinary course in accordance with their respective contractual terms.

o The Debtors, ACC and FCR shall agree to a mutually acceptable Reset Date and methodology to determine the reset provisions of the New Convertible Security.

o The Plan Trust Note and the New Convertible Security shall have senior secured status in any recoveries obtained in the GHR/Kenesis Actions subordinate to no one. Such recoveries shall therefore be used to first satisfy obligations due under the Plan Trust Note and the New Convertible Security. The Bondholders agree that they have no right or interest to recoveries under the GHR/Kenesis Actions or Causes of Actions, if any, against other Professionals retained in the Debtors' cases. Neither the Plan Trust Note nor the New Convertible Security shall be secured by any assets other than the GHR/Kenesis Actions.

o If the contingencies to performance under the current AIG settlement or a new settlement that is materially similar are satisfied, the Plan Trust shall immediately pay $5 million to Bondholders upon the receipt of aggregate revenues of $77,100,000 or the aggregate of the Plan Trust's actual payments/reserves with regard to the Class 2 Settlement, the Class 3 and 11 Settlement, Allowed Asbestos Property Damage Claims, the Plan Trust Note, any reserve for non-accepting secured claimants, Plan Trust expenses, and the GHR/Kenesis Litigation Trust expenses, plus $5 million, which ever amount is smaller. The Bondholders Committee otherwise agrees that the Bondholders have no right or interest to any insurance or insurance proceeds of the Debtors. The Bondholders Committee shall retain standing to enforce this obligation.

o The Ninth Modified Joint Plan (the Plan) shall no longer reduce interest payable under New Senior Notes by Bondholder Committee fees incurred after August 11, 2006

o Bondholders Committee shall immediately suspend all activities in connection with the GHR/Kenesis Actions and the Avoidance Actions, and, where appropriate, seek an order of the Bankruptcy Court approving such suspension nunc pro tunc. The Bondholders may, however, complete pending negotiations and documentation of the disgorgement claim settlement with GHR and comply with the transition described below. For clarification, notwithstanding the foregoing, counsel to the Bondholders Committee may continue to represent and advise the Bondholders Committee in the ordinary course.

o As a result of the foregoing paragraph, the Debtors will be immediately responsible for preserving claims against GHR and Kenesis, including complying with applicable statutes of limitation. The Bondholders will provide to the party designated in the Plan to pursue the GHR/Kenesis Actions, as confirmed by the Bankruptcy Court, the discovery obtained in the GHR/Kenesis Actions and any relevant work product such that there should not be a need to duplicate the Bondholders' Committee's efforts to date in pursuing such Actions.

o The Plan Trust Note will not exceed $14 million, provided however, the ACC and FCR may agree to increase that amount. It is expected that the suspension referenced herein and actions otherwise undertaken by the Debtors will result in a reduction of administrative costs such that the Plan Trust Note might not exceed $12 million, but nothing contained herein shall be construed as altering or amending the maximum $14 million principal amount of the Plan Trust Note.

o The Bondholders shall, upon execution of this Term Sheet, not take any action against the Plan and will not support any competing plan. Upon modifications to the Plan and related documentation incorporating this Term Sheet satisfactory to the Bondholders Committee, the Bondholders' Committee shall support the Plan and may, subject to further discussions, join the Plan as co-proponent.

o To the extent permitted by the present Trust Indenture, the Indenture Trustee shall receive payment by the Debtors of its reasonable fees and expenses, including the fees and expenses of its counsel, as costs of administration. The Indenture Trustee shall not be required to file a request or application with the Bankruptcy Court, however, if there is a dispute regarding the reasonableness of such fees and expenses, the Bankruptcy Court shall resolve such dispute.

o All settlements with GHR shall require approval of the Bankruptcy Court to become effective.

o This agreement is contingent upon conforming modifications being made to the Plan and applicable documents to reflect this Term Sheet, which modifications shall be mutually acceptable to the parties, and upon the Confirmation Order for such modified Plan, which shall be mutually acceptable to the parties, becoming a Final Order. If such Confirmation Order does not become a Final Order, this agreement shall be void and all parties' rights with regard to the Plan, including the right to object, will survive.

o For the avoidance of doubt, the material provisions of the Plan are to remain unchanged, except as modified by the terms and provisions described herein.

--------------------------------------------------------------------------------
 PILLSBURY WINTHROP SHAW PITTMAN LLP   AKIN GUMP STRAUSS HAUER & FELD LLP

 By:  /s/ Richard L. Epling            By:  /s/ James R. Savin
      -----------------------------         ------------------------
 Richard L. Epling, Esq.               Michael S. Stamer, Esq.
 Robin L. Spear, Esq.                  590 Madison Avenue
 Kerry A. Brennan, Esq.                New York, New York 10022
 1540 Broadway                         -and-
 New York, New York 10036              James R. Savin, Esq.
                                       1333 New Hampshire Avenue, N.W.
                                       Washington D.C. 20036

 Attorneys for Congoleum               Attorneys for the Official
 Corporation, et al.                   Committee of Bondholders of
                                       Congoleum Corporation, et al.

--------------------------------------------------------------------------------
 CAPLIN & DRYSDALE, CHARTERED          ORRICK, HERRINGTON & SUTCLIFFE LLP

 By:  /s/ Ronald Reinsel               By:  /s/ Jonathon P. Guy
      ----------------------------          -------------------------
 Peter Van N. Lockwood, Esq.            Jonathan P. Guy, Esq.
 Ronald Reinsel, Esq.                   Washington Harbour
 One Thomas Circle, N.W.                3050 K Street, N.W.
 Washington D.C. 20005                  Washington, D.C. 20007-5135

 Attorneys for the Asbestos             Attorneys for the Future
 Claimants' Committee                   Claimants' Representative
--------------------------------------------------------------------------------